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                                                                EXHIBIT 99


                            ITEM 5.  OTHER EVENTS


                            [SEE ATTACHED EXHIBIT]


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RYDER COMMENTS ON FIRST QUARTER PERFORMANCE

         MIAMI, FLORIDA, March 22, 1996--First quarter earnings of Ryder System, Inc. (NYSE:R) are expected to be lower than security analysts' estimates, the company said today.

         "At our analyst meeting on March 1, we indicated that first quarter earnings may be lower than they were in the first quarter of last year. However, several events have occurred which we had not previously anticipated--primarily the strike at General Motors, our largest customer," said Chairman, President and Chief Executive Officer M. Anthony Burns.

         Burns added that the General Motors strike has affected several of Ryder's business units, Ryder Automotive Carrier Group, transporter of more than half of GM's North American production; Ryder Dedicated Logistics, which provides inbound logistics services to seven of GM's manufacturing facilities in the U.S. and Canada; and Ryder Commercial Leasing & Services, which provides vehicles to many of General Motors' vendors and Ryder Dedicated Logistics. Other factors which will impact results include the continued bad weather throughout most of the country during the first quarter, and softer commercial truck rental demand. "The first quarter is traditionally our weakest," Burns said, "but I can't recall a period in which so many temporary adverse factors have all occurred during any one quarter."

         Looking ahead, Burns said, "Our ongoing strategic goals are unchanged--growing our long-term contractual businesses, reducing capital expenditures, improving organizational effectiveness and improving our margins. Capital expenditures are 40% lower than they were at this time last year. We are also taking bolder action to cut costs. These changes are necessary in terms of increasing our margins, improving our earnings performance and enhancing shareholder value." Burns also said that, excluding expenses necessary to implement cost reduction programs, earnings for the full year should be higher than they were last year.